UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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SYNERGY RESOURCES CORPORATION
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SYNERGY RESOURCES CORPORATION

Additional Materials for the Annual Meeting of Shareholders

To be Held on June 22, 2016

These Additional Materials for the Annual Meeting of Shareholders of Synergy Resources Corporation (the “Company”) are dated June 14, 2016, and supplement the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company dated May 18, 2016.

On June 14, 2016, the Company filed a Current Report on Form 8-K announcing that the audit committee of its board of directors had dismissed EKS&H LLLP (“EKS&H”) as the Company’s independent accounting firm effective as of June 13, 2016, and on that same date engaged Deloitte & Touche LLP to serve as the independent accounting firm for the Company.

As a result of its change of independent accounting firms, the board of directors of the Company intends to withdraw Proposal 2 from the shareholder vote at the annual meeting.  Proposal 2 requests shareholder ratification of the appointment of EKS&H as the Company’s independent accounting firm for the fiscal year ending December 31, 2016.  The Company does not intend to submit at the upcoming annual meeting any other proposal for ratification with respect to the appointment of its independent accounting firm.

As a result of the removal of Proposal 2, the Company notes the following important matters regarding voting:

•                  proxy cards or voting instructions previously received and providing directions for the voting on Proposal 1 (Election of Directors) will remain valid and in effect, and will be voted as directed;

•                  proxy cards or voting instructions previously received and providing directions for the voting on Proposal 2 will not be voted on Proposal 2;

•                  the Company will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposal 2; and

•                  if you already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change the vote(s) you previously cast on Proposal 1.